Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

JOS. A. BANK CLOTHIERS, INC.

First:  The name of the Corporation is Jos. A. Bank Clothiers, Inc. (the “Corporation”).

Second:  The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Third:  The nature of the business and purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Fourth:  The total number of shares of stock that the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, of the par value of $0.01 per share.

Fifth:  The Corporation is to have perpetual existence.

Sixth:  Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

Seventh:

(a)  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended at any time or from time to time to authorize corporate action which permits the elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(b)  Any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation, or is or was acting at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, as a fiduciary of, or otherwise rendering services to, any employee benefit plan of or relating to the Corporation, shall be indemnified by the Corporation to the fullest extent provided by the DGCL, as amended from time to time.

The right to indemnification conferred in the foregoing paragraph shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his capacity as a director or officer (and not in any other capacity) in which service was or is rendered by such indemnitee (including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal for such expenses under this Article Seventh or otherwise.

Eighth:  All of the powers of the Corporation, insofar as the same may be lawfully vested by this Amended and Restated Certificate of Incorporation in the Board of Directors of the Corporation, are hereby conferred upon the Board of Directors of the Corporation.

In furtherance and not in limitation of the foregoing provisions of this Article Eighth, and for the purpose of the orderly management of the business and the conduct of the affairs of the Corporation, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal from time to time the by-laws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote thereon to adopt, amend or repeal bylaws of the Corporation.

Ninth:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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